Exhibit 14.1

Adopted by the Board of Directors on November 14, 2019, and effective upon the completion of the business combination of the Broadmark group of companies and Trinity Merger Corp. and its affiliates

BROADMARK REALTY CAPITAL INC.

CODE OF BUSINESS CONDUCT AND ETHICS

1.	Purpose of the Code and Covered Persons

This Code of Business Conduct and Ethics (the “Code”) for Broadmark Realty Capital, Inc. (the “Company”) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out general guidelines for conducting the business of the Company. The Code applies to (i) employees of the Company, (ii) officers of the Company, and (iii) all members of the Company’s Board of Directors, (collectively, the “Covered Persons” and each a “Covered Person”). Each Covered Person holds an important role in maintaining the Company’s commitment to deter wrongdoing and to promote:

■	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

■	compliance with applicable governmental laws, rules and regulations;

■	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

■	accountability for adherence to the Code.

For purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, this Code shall be the code of ethics for the Company’s Chief Executive Officer, Chief Financial Officer, Controller or other chief accounting officer, and any other senior executive or financial officers of the Company performing similar functions and so designated from time to time by the Chief Executive Officer of the Company (collectively, the “Senior Executive and Financial Officers”).

After carefully reviewing this Code, you must sign the acknowledgment attached as Exhibit A hereto, indicating that you have received, read, understand and agree to comply with this Code. The acknowledgment must be returned to Adam Fountain, the Executive Vice President of the Company, the designated Code of Conduct and Ethics Compliance Officer (the “Compliance Officer”) within ten (10) business days of your receipt of this Code. You must annually thereafter affirm to the Board that you have complied with the requirements of the Code.

This Code was approved initially by the Board of Directors of the Company and thereafter shall be periodically reviewed by the Audit Committee of the Board of Directors (the “Audit Committee”) and shall be available on the Company’s website. The Company shall annually distribute this Code to all Covered Persons and remind them of this Code and reinforce these principles and standards throughout the Company.

2.	Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and spirit, is the foundation of which the Company’s ethical standards are built. All Covered Persons should respect and obey all laws, rules and regulations applicable to the business and operations of the Company. Although Covered Persons are not expected to know all of the details of these laws, rules and regulations, it is important to know enough to determine when to seek advice from supervisors, managers, officers or other appropriate Company personnel.

3.	Raising Questions and Reporting Violations of the Code

All Covered Persons have a duty to raise questions if they need guidance about the best course of action in a particular situation, and to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company. Employees should contact their supervisor, senior management or the Compliance Officer. Executive officers and directors should contact the Chair of the Audit Committee. Concerns about potential misconduct can also be reported through the Whistleblower Hotline by following the reporting instructions set out under the Company’s Whistleblower Policy.

Nothing in this Code prohibits any Covered Person from reporting any possible violation of law or regulation to any government agency or entity during or following such Covered Person’s employment.

4.	Policy Against Retaliation

The Company prohibits retaliation against an individual who, in good faith, seeks help or reports known or suspected violations of this Code or of a law, rule or regulation. Retaliation for reporting a federal offense is illegal under federal law. Any reprisal or retaliation against a Covered Person because the Covered Person, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

5.	Conflicts of Interest

Covered Persons should be scrupulous in avoiding conflicts of interest with regard to the interests of the Company. A “conflict of interest” occurs when a Covered Person’s private interest interferes (or appears to interfere) in any material respect with the interests of, or his or her service to, the Company.

The following list provides examples of prohibited conflicts of interest and required conduct under this Code, but Covered Persons should keep in mind that these examples are not exhaustive. Each Covered Person must:

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not use his or her personal influence or personal relationships improperly to influence business decisions or financial reporting by the Company whereby the Covered Person or his or her relatives or friends would benefit personally to the detriment of the Company;

■	not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Person to the detriment of the Company;

■	report at least annually any affiliations or other relationships related to conflicts of interest;

■	not engage in competition with the Company;

■	not receive, or provide to any of his or her relatives or friends, an improper personal benefit as a result of his or her position with the Company; and

■	not use nonpublic Company, or nonpublic third party, information for his or her personal gain or the personal gain of his or her relatives or friends.

The overarching principle is that the personal interest of a Covered Person should not be placed before the interest of the Company. Additionally, federal securities laws prohibit personal loans to directors and executive officers by the Company.

Conflicts of interest may not always be clear-cut and further review and discussion may be appropriate. An employee who becomes aware of a conflict or potential conflict of interest should bring it to the attention of a supervisor, manager, or other appropriate personnel. Where there is real or perceived conflict involving a director or executive officer of the Company, the matter may also be referred to the Audit Committee. The Audit Committee is responsible for assessing any potential conflict of interest involving a director or executive officer and reporting to the Board of Directors. Examples of potential conflicts of interest that should be reported include (among other things):

■	service as a director on the board of any other business organization that is a competitor of the Company;

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the receipt of gifts or entertainment from any company with which the Company has current or prospective business dealings in violation of the policies regarding gifts and entertainment included elsewhere in this Code; or

■	any ownership interest in, or any consulting or employment relationship with, any of the Company’s unaffiliated service providers.

Employees are expected to devote their best efforts and substantially full business time to the performance of their duties and the advancement of the business and affairs of the Company. The Company’s resources and information should not be used for personal gain, whether financial or otherwise. No Covered Person shall use their position or contacts to further private interests.

Conflicts of interest transactions may also be subject to the Company’s separate Related Party Transaction Policy. In general, the Related Party Transaction Policy applies to, among others, the Company’s executive officers, directors and director nominees, and any immediate family members of the foregoing persons (and any company or other entity in which the person has any interest material to such person). Transactions that are subject to such a policy are required to be reported, reviewed, and approved or ratified in accordance with that policy and not in accordance with any inconsistent provisions of this Code.

6.	Corporate Opportunities

Covered Persons owe a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises. Covered Persons are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or position; (b) using corporate property, information or their position for personal gain; and (c) competing with the Company.

7.	Confidentiality

Covered Persons shall maintain the privacy of confidential information entrusted to them by the Company or parties with whom the Company transacts business, except when disclosure is authorized by the Chief Executive Officer or Chief Financial Officer of the Company or required by laws, regulations or legal proceedings. Whenever feasible and appropriate, Covered Persons should consult with the Compliance Officer if they believe they have a legal obligation to disclose confidential information. Confidential information includes, without limitation, all nonpublic information concerning the Company, including its business, marketing, properties, business strategies, financial information, forecasts, personnel information, and all other information the disclosure of which might be harmful to the Company or parties with which the Company transacts business, including, without limitation, information that could (i) be of use  to competitors of the Company, (ii) have an adverse effect on the Company’s business relationships, including its borrowers, or otherwise adversely affect the reputation  or  perception of the Company in the business, financial, investment or real estate community, (iii) impair the value of any of the Company’s assets, or (iv) expose the Company to legal claims, regulatory actions or other forms of liability. Except as set forth in the last paragraph of this section, Covered Persons shall not share confidential information with anyone outside of the Company, including family and friends who do not need to know the information to carry out their duties to the Company. Covered Persons remain under an obligation to keep all information confidential even if their relationship with the Company ends. All public  and  media communications involving the Company shall be supervised by the Chief Executive Officer, Chief Financial Officer and Executive Vice President of the Company and in accordance with the Company’s Corporate Communications Policy.

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or regulation or as permitted by this Code (including the following paragraph), such matters shall not be disclosed to anyone other than the Board, the Audit Committee and legal advisers.

8.	Recordkeeping

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and authorized by the Audit Committee. Records should always be retained or destroyed according to the Company’s record retention policies.

9.	Competition and Fair Dealing

The Company seeks to compete in a fair and honest manner. Each Covered Person shall deal fairly with the Company’s customers, service providers, competitors, officers and employees. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing or practice. The Company seeks competitive advantages through superior performance rather than through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Covered Persons must disclose, prior to or at their time of hire, the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that may in any way restrict or prohibit the performance of any duties or responsibilities of their positions with the Company. Copies of such agreements should be provided to the Chief Executive Officer of the Company to permit evaluation of the agreement in light of the Covered Person’s position. In no event shall a Covered Person use any trade secrets, proprietary information or other similar property, acquired in the course of his or her employment with another employer, in the performance of his or her duties for or on behalf of the Company. Whenever the ethical or legal requirements of a situation are unclear, Covered Persons should contact their supervisor or the Compliance Officer.

10.	Protection and Proper Use of Company Assets

All Covered Persons shall protect the Company’s assets and ensure their efficient and proper use. Company assets include, but are not limited to, confidential information, software, computers, office equipment and supplies. All Company employees must appropriately secure all Company property within his or her control to prevent its unauthorized use. Theft, carelessness, and waste have a direct impact on the Company’s profitability, and all assets of the Company should be used for legitimate business purposes. The Company’s assets may not be used for personal benefit, sold, loaned, given away or disposed of without proper authorization. Permitting Company property to be damaged, lost or used in an unauthorized manner is strictly prohibited. Covered Persons shall not use corporate or other official stationery for personal purposes.

Employees should be aware that Company property also includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems. Company property also includes all written communications. Employees and other users of this property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

11.	Foreign Corrupt Practices Act

The United States Foreign Corrupt Practices Act prohibits offering, giving, promising, or authorizing the payment of anything of value, directly or indirectly, to foreign officials in order to obtain, retain or direct business. Accordingly, corporate funds, property or anything of value may not be, directly or indirectly, offered, promised, authorized, or given by a Covered Person or an agent acting on his/her behalf, to a foreign official for the purpose of influencing any act or decision of such foreign official or inducing such official to use his or her influence or in order to assist in obtaining or retaining business for, or directing business to, any person. A “foreign official” is defined broadly to include officers, employees, and those acting in an official capacity on behalf of a foreign government, department, agency, or instrumentality, a state-owned or controlled entity, or a public international organization (such as the United Nations). The term also includes foreign political parties or officials and candidates for foreign political office.

Covered Persons are also prohibited from offering or paying anything of value to any foreign official if it is known or it should have been known that all or part of such payment will be used for the above-described prohibited actions. This provision includes situations when intermediaries, such as affiliates or agents, are used to channel payoffs to foreign officials.

12.	Disclosure and Compliance

It is the Company’s policy that only the Chief Executive Officer, Chief Financial Officer, Executive Vice President, or employees expressly approved by any of such officers are permitted to disclose material information concerning the Company to the public. This policy is intended to (among other things) avoid inappropriate publicity and ensure that all such information is communicated in a way that is reasonably designed to provide broad, non- exclusionary distribution of information to the public.

Each Covered Person shall be required to:

■	familiarize himself with the disclosure requirements generally applicable to the Company, including the Corporate Communications Policy;

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not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s directors and auditors, and to governmental regulators and self-regulatory organizations;

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to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Company with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the SEC and in other public communications made by the Company;

■	comply with and promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations; and

■	review, understand and comply with the Company’s Insider Trading Policy.

Each Senior Executive and Financial Officer shall be required to:

■	monitor compliance of the Company’s finance organization and other key employees with all applicable federal, state, local and foreign statutes, rules, regulations and administrative procedures; and

■	identify, report and correct any detected deviations from applicable federal, state, local and foreign statutes, rules, regulations and administrative procedures.

13.	Administration and Violations of the Code of Business Conduct and Ethics

This Code shall be administered and monitored by the Company’s Compliance Officer, who shall be appointed by the Audit Committee. The Compliance Officer will handle the Company’s day-to-day compliance matters, including:

■	Receiving, reviewing, investigating and resolving concerns and reports on the matters described in the Code;

■	Interpreting and providing guidance on the meaning and application of the Code; and

■
Reporting periodically and as matters arise (if deemed necessary by the Compliance Officer) to management and the Audit Committee on the implementation and effectiveness of the Code and other compliance matters and recommending any updates or amendments to the Code that he deems necessary.

Any questions and further information on this Code should be directed to the Compliance Officer. The Compliance Officer may seek the advice of the Audit Committee.

Covered Persons are expected to follow this Code at all times. Generally, waivers of this Code will be granted only in exceptional circumstances. Any Covered Person who believes that a waiver may be called for should discuss the matter with the Company’s Compliance Officer. For members of the Board of Directors and the Company’s executive officers, the Board of Directors or the Audit Committee shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code. Any such waiver from this Code applicable to or directed at the members of the Board of Directors and executive officers shall be disclosed to stockholders as required by the rules promulgated by the SEC under the Securities Exchange Act of 1934 and other applicable law.

14.	Public Company Reporting

The Company is committed to full, fair, accurate, timely and understandable disclosure in reports and documents that it files with, or submits to, the SEC and in other public communications made by the Company. In support of this commitment, the Company, among other measures, (i) has designed and implemented disclosure controls and procedures (within  the meaning of applicable SEC rules), (ii) requires the maintenance of accurate and complete records, (iii) prohibits the recording of false, misleading or artificial entries on its books and records, and (iv) requires the full and complete documentation and recording of transactions in the Company’s accounting records. In addition to performing their duties and responsibilities under these requirements, all employees involved in the Company’s SEC reporting process, including each of the Senior Executive and Financial Officers, will establish and manage the Company’s reporting systems and procedures with due care and diligence to ensure that:

■	reports filed with or submitted to the SEC and other public communications contain information that is full, fair, accurate, timely and understandable and do not misrepresent or omit material facts;

■
business transactions are properly authorized and completely and accurately recorded in all material respects on the Company’s books and records in accordance with generally accepted accounting principles and the Company’s established financial policies; and

■	retention or disposal of Company records is in accordance with applicable legal and regulatory requirements.

15.	Use of Technology and Software

Company and third party technology and software may be distributed and disclosed only to persons authorized to use such technology or software. Company and third party technology and software may not be copied without specific authorization and may only be used to perform assigned responsibilities.

All third party technology and software must be properly licensed. The license agreements for such third party technology and software may place various restrictions on the disclosure, use and copying of such technology and software.

16.	Equal Employment Opportunity and Harassment

The Company’s focus in personnel decisions is on merit and contribution to the Company’s success. The Company affords equal employment opportunity to all qualified persons without regard to any impermissible criterion or circumstance. This means equal opportunity in regard to each individual’s terms and conditions of employment and in regard to any other matter that affects in any way the working environment of the employee. We do not tolerate or condone any type of discrimination prohibited by law, including harassment.

17.	Gifts and Entertainment To and From Non-Government Persons

All Covered Persons should understand the legal and ethical issues associated with gifts and entertainment and how they can affect our relationships and reputation with our customers and the general public. The decision to offer or to accept gifts or entertainment should be made only in compliance with legal requirements and ethical considerations, and with the involvement of the Compliance Officer if unsure of the appropriate course. A Covered Person may receive from or give to a person (other than those persons described under Section 18 “Prohibition of Bribery / Gifts to Government Officials” below) a gift, meal, or entertainment if all of the following are met:

■	it is consistent with acceptable business practices;

■	the gift could not be perceived as a bribe, does not make the recipient feel obligated, and does not make it difficult for the recipient to make a fair decision; and

■	public disclosure of the gift or entertainment would not embarrass the Company.

The following are unacceptable:

■	Cash;

■	Gifts that are solicited or encouraged by you;

■	Gifts and entertainment that are so extensive or frequent as to raise questions of propriety; and

■
Travel, entertainment or other events from any company or individual with which the Company has current or prospective business dealings, unless the event is a business- related event, appropriate as to time and place, attended by both the giver and recipient, and not so frequent as to raise any questions of impropriety.

If you receive a gift that is not deemed acceptable, you should inform the Compliance Officer of the existence of the gift and a determination will be made as to how the gift should be handled.

18.	Prohibition of Bribery/Gifts to Government Officials

You should not directly or indirectly give, offer or promise any form of bribe, gratuity or kickback to a United States public official or employee, any person who has been selected to be a public official, or any state, local or municipal official or employee or any official or employee of any governmental agency. It is the Company’s policy that no Covered Person may directly or indirectly pay, promise to pay, give or offer money, or anything of value, to any public official, any person who has been selected to be a public official, any government employee or representative, or to any political party, or candidate for, or incumbent in any political office, in order to assist in obtaining, retaining or directing business.

Anyone who corruptly gives or promises a public official anything of value in order to influence an official act is liable for bribery and may face criminal penalties and fines.

The Company’s policies, procedures and practices are designed to prevent even the appearance of influence. Even when there is no intention to influence, violations may occur. An unintentional violation can be deemed an offense of illegal gratuity, which can also result in criminal penalties and fines. Situations where an unintentional violation could occur include, but are not limited to, providing items such as free attendance at seminars, social networking events, meals and promotional items to potential customers, which may include government workers.

As a general rule, business courtesies such as gifts, entertainment, services or favors should not be offered to any actual or potential government customer or representative.  Business meals are allowed to occur; however, the Company should generally not pay for any meals for an actual or potential customer who is a governmental official.

19.	Amendments

The Board of Directors will periodically assess this Code and approve amendments to the Code.

20.	No Rights Created

This Code is a statement of fundamental principles, policies and procedures that govern Covered Persons in the conduct of Company business. It is not intended to and does not create any legal rights for any customer, competitor, stockholder or any other non-employee or entity.

EXHIBIT A

BROADMARK REALTY CAPITAL INC.

CODE OF BUSINESS CONDUCT AND ETHICS ACKNOWLEDGMENT

I hereby acknowledge that I have received, read, understand and will comply with the Broadmark Realty Capital Inc. Code of Business Conduct and Ethics.

I understand that I may, at any time, seek guidance from my supervisor, senior management, or Broadmark Realty Capital Inc.’s Compliance Officer about any questions I have about the Code, and that I am expected to report actual or suspected violations of the Code, including any violation of the laws, rules, regulations or policies that apply to the Company.

I understand that my agreement to comply with the Code of Business Conduct  and Ethics does not constitute a contract of employment.

Please sign here:

Print Name:

Date:

This signed and completed form must be returned to Broadmark Realty Capital Inc.’s Compliance Officer within ten (10) business days of receiving this Code.